Exhibit 10.19

FORCE10 NETWORKS, INC.

EAST WEST BANK

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (the “Agreement”) is entered into as of September 30, 2010, by and between EAST WEST BANK (“Bank”) and FORCE10 NETWORKS, INC. (“Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, all capitalized terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Bank Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Cash” means unrestricted cash and cash equivalents.

“Change in Control” means a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit A attached hereto.

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“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Extension” means each Equipment Advance or any other extension of credit by Bank to or for the benefit of Borrower hereunder.

“Eligible Equipment” means the following to the extent it complies with all of Borrower’s representations and warranties to Bank, is acceptable to Bank in all respects, is located at Borrower’s location at the address indicated in Section 10 hereof or such other location of which Bank has approved in writing, and is subject to a first priority Lien in favor of Bank: routers, networking gears and related equipment.

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal, state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“Equipment Advance” or “Equipment Advances” means a cash advance or cash advances under the Equipment Facility.

“Equipment Facility” means Credit Extensions of up to $3,000,000.

“Equipment Advance Maturity Date” means the third anniversary of the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

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“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a) Copyrights, Trademarks and Patents;

(b) Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c) Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d) Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e) All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f) All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g) All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” means all inventory in which Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole, (ii) Borrower’s prospects of repayment of the Obligations or otherwise perform its obligations under the Loan Documents, (iii) Borrower’s interest in, or the value, perfection or priority of Bank’s security interest in the Collateral.

“Modified EBITDA” means earnings before interest, taxes, depreciation and amortization expenses, plus all non-cash items such as stock based compensation, non-cash restructuring plan, and others as may be approved by Bank.

3.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Distributions” means:

(a) purchases of capital stock from former employees, consultants and directors pursuant to repurchase agreements or other similar agreements, provided that at the time of such purchase no Event of Default has occurred and is continuing;

(b) distributions or dividends consisting solely of Borrower’s capital stock;

(c) purchases for value of any rights distributed in connection with any stockholder rights plan;

(d) purchases of capital stock or options to acquire such capital stock with the proceeds received from a substantially concurrent issuance of capital stock or convertible securities;

(e) purchases of capital stock pledged as collateral for loans to employees;

(f) purchases of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;

(g) purchases of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations; and

(h) the settlement or performance of such Person’s obligations under any equity derivative transaction, option contract or similar transaction or combination of transactions.

“Permitted Indebtedness” means:

(a) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c) Indebtedness of Borrower not to exceed $500,000 in the aggregate in any fiscal year;

(d) Indebtedness of Borrower secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(d) Subordinated Debt;

(e) Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and

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Indebtedness of any Subsidiary to Borrower, or any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

(f) guarantees of real property lease obligations of Subsidiaries;

(g) Indebtedness secured by Purchase Money Liens in an aggregate amount up to $3,000,000 for all such Indebtedness, reduced on a dollar for dollar basis by all principal payments made on such Indebtedness;

(h) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(i) unsecured Indebtedness to trade creditors incurred in the ordinary course of business; and

(j) Extensions, modifications amendments, refinancings and renewals of any items of Permitted Indebtedness (a) through (g) above, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(a) Investments existing on the Closing Date disclosed in the Schedule;

(b)(i) Cash, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved by Bank;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments consisting of deposit accounts in which Bank has a perfected security interest;

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries;

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary;

(j) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support; and

(j) other Investments with Bank’s consent which shall not be unreasonably withheld or delayed.

5.

“Permitted Liens” means the following:

(a) Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Equipment Advances) or arising under this Agreement or the other Loan Documents;

(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided that no notice of any such Lien has been filed or recorded under the IRC and the Treasurey Regulations adopted thereunder;

(c) Liens not to exceed $500,000 in the aggregate (i) upon or in any Equipment (other than Equipment financed by an Equipment Advance) acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed $500,000 and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Purchase Money Liens securing the Indebtedness described in clause (g) of the definition of Permitted Indebtedness set forth above;

(g) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;

(g) non-exclusive license of intellectual property granted to third parties in the ordinary course of business;

(h) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.8;

(i) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts; and

(j) other Liens not described above arising in the ordinary course of business and not having or not reasonably likely to have a material adverse effect on Borrower and its Subsidiaries taken as a whole and not having any priority over the Lien in favor of Bank.

6.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a) Inventory in the ordinary course of business;

(b) nonexclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or

(c) worn-out or obsolete Equipment not financed with the proceeds of Equipment Advances.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum as published in The Wall Street Journal on the date of measurement.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than 50% of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

1.2 Accounting Terms. Any accounting term not specifically defined in Section 1.1 shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

2.	LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions.

(a) Promise to Pay. Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b) Equipment Advances.

(i) Amount. Subject to and upon the terms and conditions of this Agreement, Bank agrees to make one or more Equipment Advances to Borrower at any time from the date hereof through December 30, 2010 (the “Draw Period”). The aggregate outstanding amount of Equipment Advances shall not at any time exceed the Equipment Facility. Equipment Advances may only be used to finance Eligible

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Equipment purchased within the twelve months preceding the Closing Date (determined based upon the applicable invoice date of such Eligible Equipment). No Equipment Advance may exceed one hundred percent (100%) of the total invoice for such Eligible Equipment (excluding taxes, shipping, warranty charges, freight discounts and installation expenses relating to such Eligible Equipment). Borrower shall deliver to Bank a promissory note for the Equipment Advance in substantially the form attached hereto as Exhibit B. Bank may enforce its rights in respect of the Equipment Advances under this Agreement without such note.

(ii) Borrowing Procedure. Whenever Borrower desires a Equipment Advance, Borrower will notify Bank by facsimile transmission of an advance request in substantially the form of Exhibit C hereto no later than noon Pacific Time on the Business Day that is three (3) Business Days prior to the Business Day on which a Equipment Advance is made, and shall include (i) a copy of the invoice(s) or purchase order(s) for the Eligible Equipment being financed, (ii) proof of payment of such invoice/purchase order, and (iii) a completed Schedule A to Exhibit A of this Agreement with respect to the Eligible Equipment being financed. Borrower shall also deliver to Bank additional information related to such Eligible Equipment as Bank may reasonably request. Bank is authorized to make Equipment Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer. Bank will credit the amount of Equipment Advances made under this Section 2.1(b) to Borrower’s deposit account, as specified by Borrower.

(c) Payment. For each Equipment Advance outstanding during the Draw Period, Borrower shall make monthly payments of accrued interest commencing on the fifth calendar day of each month (each, a “Payment Date”) in the Draw Period. On the fifth day of the first month following the end of the Draw Period and for each calendar month thereafter, Borrower shall make thirty three (33) equal monthly installment payments constituting principal plus accrued interest on all outstanding Equipment Advances. The entire principal balance and all accrued but unpaid interest on all Equipment Advances shall be due and payable on the Equipment Advance Maturity Date.

2.2 Reserved.

2.3 Interest Rates, Payments, and Calculations.

(a) Equipment Advance. Except as set forth in Section 2.3(b), the outstanding principal balance of each Equipment Advance shall bear interest (computed daily on the basis of a 360 day year and actual days elapsed), at a variable rate equal to the Prime Rate plus 1.75%; provided however that at no time shall the rate be less than 5.50% per annum.

(b) Late Fee/Default Rate. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default. If any payment is not made within 10 days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) 5.0% of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law.

(c) Payments. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be made free and clear of, and without deduction or withholding for, any present or future taxes or other charges imposed by any jurisdiction. Payments will be made via auto debit from the Borrower’s account at Bank.

(d) Computation. The applicable rate of interest hereunder shall be increased or decreased effective as of the day the Prime Rate is changed as provided in the definition thereof, by an amount equal to such change in the Prime Rate.

(e) Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and continuance of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall

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not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or other payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Any wire transfer or other payment received by Bank before 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on such Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.4 Fees. Borrower shall pay to Bank the following:

(a) Facility Fee. On the Closing Date, a fee equal to $15,000, which shall be nonrefundable;

(b) Bank Expenses. On the Closing Date, at Bank’s discretion, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they become due.

2.5 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.8, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

3.	CONDITIONS OF LOANS.

3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Agreement;

(b) a financing statement (Form UCC-1);

(c) a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(d) certificates of insurance naming Bank as lender loss payee and additional insured;

(e) payment of the fees and Bank Expenses then due specified in Section 2.4;

(f) current financial statements and such other updated financial information as Bank may reasonably request;

(g) customer/mortgagee/landlord waiver(s) in form and substance satisfactory to Bank;

(h) an intercreditor agreement or such other evidence of Bank’s first priority security interest on the Collateral over Silicon Valley Bank’s security interest in the Collateral;

(i) good standing certificates of Borrower; and

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(j) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1;

(b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2(b); and

(c) in Bank’s sole discretion, there has not been any material impairment in the Accounts, general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or there has not been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank.

4.	CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt payment of any and all Obligations and in order to secure prompt performance by Borrower of Borrower’s covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

4.2 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Obligations are outstanding.

4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5.	REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing under the laws of the state in which it is incorporated and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified.

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5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound.

5.3 Collateral. Borrower has rights in or the power to transfer its interest in the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. All Collateral is located solely in the United States.

5.4 No Prior Encumbrances. Borrower has good and marketable title to the Collateral, free and clear of Liens, except for Permitted Liens as determined to exist from time to time.

5.5 Intellectual Property. Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted by Borrower to its customers or other third parties in the ordinary course of business. Each of the Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and except as disclosed in the Schedule, no claim has been made that any part of the Intellectual Property violates the rights of any third party. Except as set forth in the Schedule, Borrower is not a party to, or bound by, any agreement that restricts the grant by Borrower of a security interest in Borrower’s rights under such agreement other than agreements entered into by Borrower with licensors, vendors and business partners in the ordinary course of Borrower’s business.

5.6 Name; Location. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of Borrower is located in the United States at the address indicated in Section 10 hereof. All Borrower’s Inventory and Equipment is located only at the location set forth in Section 10 hereof.

5.7 Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency.

5.8 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated and consolidating financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.9 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.10 Compliance with Laws and Regulations. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any material liability. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower is in compliance with all Environmental Laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect. Borrower has not violated any material statutes, laws, ordinances or rules applicable to it, the violation of which would reasonably be expected to have a Material Adverse Effect. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP.

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5.11 Subsidiaries. Except as disclosed on the Schedule, Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.12 Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted.

5.13 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6.	AFFIRMATIVE COVENANTS.

Borrower shall do all of the following:

6.1 Good Standing and Government Compliance. Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in each jurisdiction under whose laws Borrower and its Subsidiaries are organized, and shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so would reasonably be expected to have a Material Adverse Effect. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2 Financial Statements, Reports, Certificates. Borrower shall deliver to Bank:

(a) as soon as available, but in any event within 45 days after the end of each fiscal quarter, a Borrower prepared consolidated and consolidating balance sheet and income statement covering Borrower’s operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer together with a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto.

(b) as soon as available, but in any event within 90 days after the end of Borrower’s fiscal year, audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank;

(c) as soon as available, but in any event within the first 60 days of Borrower’s fiscal year beginning with fiscal year 2012, annual operating projections (including income statements, balance sheets and cash flow statements presented in a monthly format) at least commensurate with those provided to Borrower’s venture capital investors (“Borrower’s Financial Plan”);

(d) copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and, if applicable, all reports on Forms 8-K, 10-K and 10-Q filed with the Securities and Exchange Commission (or provide a link thereto on Borrower’s website);

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(e) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $100,000 or more;

(f) As soon as possible and in any event within three (3) Business Days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

(g) and such other information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time.

Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. If Borrower delivers this information electronically, it shall also deliver to Bank by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within five Business Days of submission of the unsigned electronic copy the certification of monthly financial statements, and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.

6.3 Collateral Audits. Bank shall have a right from time to time hereafter to audit and appraise the Collateral at Borrower’s expense, provided that such audits and appraisals will be conducted no more often than every twelve months unless an Event of Default has occurred and is continuing.

6.4 Modified EBITDA. Measured on a quarterly basis, Borrower shall achieve a minimum Modified EBITDA on a rolling two quarter basis of at least the following:

For quarter ending December 31, 2010: ($3,800,000)

For quarter ending March 31, 2011: ($2,200,000)

For quarter ending June 30, 2011: ($400,000)

For quarter ending September 30, 2011: $1,300,000.

For fiscal years 2012 and beyond, Borrower shall achieve a minimum Modified EBITDA as of the end of each quarter as are reasonably determined by Bank based on Borrower’s Financial Plan for such year and consistent with the methodology used to determine the minimum Modified EBITDA amounts set forth above.

6.5 Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.6 Insurance.

(a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s.

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(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as the sole lender loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least 20 days notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest. If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.7 Depository Account. Borrower shall maintain a depository account with Bank and wire sufficient funds to such account at least five days prior to each Payment Date to provide for payments on the Advances via auto debit.

6.8 Intellectual Property. Borrower shall (i) protect, defend and maintain the validity and enforceability of the trade secrets, Trademarks, Patents and Copyrights necessary to conduct its business, (ii) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without Bank’s prior written consent.

6.9 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to affect the purposes of this Agreement.

7.	NEGATIVE COVENANTS.

Borrower will not do any of the following:

7.1 Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or move cash balances on deposit with Bank to accounts opened at another financial institution, other than Permitted Transfers.

7.2 Change in Business. Engage in or suffer a Change of Control; engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); experience a change in the key management of Borrower without prompt notice (no less than 15 days following such change) to Bank; cease to conduct business in the manner conducted by Borrower as of the Closing Date; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name; or without Bank’s prior written consent, change the date on which its fiscal year ends.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

7.4 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein.

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7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock without the consent of Bank, except for Permitted Distributions as long as an Event of Default does not exist prior to such Permitted Distribution or would not exist after giving effect to such Permitted Distribution.

7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.8 Transactions with Affiliates. Except as set forth in the Schedule, directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, without Bank’s prior written consent, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.

7.10 Collateral. Store the Collateral with a bailee, warehouseman, or similar third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Collateral for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Collateral. Except for such other locations as Bank may approve in writing, Borrower shall keep the Collateral only at the location set forth in Section 10 and such other locations of which Borrower gives Bank prior written notice and as to which Bank files a financing statement where needed to perfect its security interest.

7.11 Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose, or fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply in any material respect with the Federal Fair Labor Standards Act or violate any law or regulation, which violation is reasonably likely to have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1 Payment Default. If Borrower fails to pay any of the Obligations when due;

8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement; or

(b) If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within 10 days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the 10 day period or cannot after diligent attempts by Borrower be cured within such 10 day period, and such

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default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3 Material Adverse Change. If there occurs any circumstance that could reasonably be expected to have a Material Adverse Effect.

8.4 Attachment. If any portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, stayed, discharged or rescinded within 30 days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be made during such cure period);

8.5 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within 30 days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6 Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $200,000 or that would reasonably be expected to have a Material Adverse Effect;

8.7 Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank;

8.8 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $100,000 (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of 10 days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment); or

8.9 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9.	BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);

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(b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(d) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g) Dispose of the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral;

(h) Bank may credit bid and purchase at any public sale;

(i) Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and

(j) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (b) dispose of any Collateral; (c) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (d) sell, assign, transfer, pledge, compromise, discharge or otherwise dispose of any Collateral; (e) execute on behalf of Borrower any and all instruments, documents, financing statements and the like to perfect Bank’s interests in the Collateral and file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the

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Collateral; and (f) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clause (e) above, regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

9.3 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.7 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement. After the occurrence of an Event of Default which continues, Borrower shall reimburse Bank, upon demand, for all costs and expenses, including reasonable attorney’s fees, incurred in connection with any of the Loan Documents.

9.4 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under control of Bank, Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.5 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section 9.5 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.6 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

10.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	FORCE10 NETWORKS, INC.
350 Holger Way
San Jose, CA 95134
Attn: Leah Maher
FAX: (408) 571-3550

If to Bank:	EAST WEST BANK
Technology & Commercial Banking Group
2350 Mission College Blvd., Suite 988
Santa Clara, CA 95054
Attn: Dennis He
Fax: (408) 588-9688

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The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.	JURY TRIAL WAIVER, JUDICIAL REFERENCE.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWER AND BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, BANK AGREES TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Borrower and, by its acceptance of the benefits hereof, Bank each (i) acknowledges that this waiver is a material inducement for Borrower and Bank to enter into a business relationship, that Borrower and Bank have already relied on this waiver in entering into this Agreement or accepting the benefits thereof, as the case may be, and that each will continue to rely on this waiver in their related future dealings, and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court. IF THIS JURY TRIAL WAIVER IS NOT ENFORCEABLE THE PARTIES HERETO WILL RESOLVE ALL CLAIMS, DISPUTES AND OTHER MATTERS BY JUDICIAL REFERENCE UNDER CODE OF CIVIL PROCEDURE SECTION 638 ET SEQ. BEFORE A MUTUALLY ACCEPTABLE REFEREE OR, IF NONE, BY A REFEREE APPOINTED BY THE PRESIDING JUDGE OF THE CALIFORNIA SUPERIOR COURT FOR SANTA CLARA COUNTY.

12.	GENERAL PROVISIONS.

12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

12.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by the gross negligence or willful misconduct of the Bank or its officers, employees and agents.

12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

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12.5 Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

12.7 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make any Credit Extension to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.9 Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may reasonably determine appropriate in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

12.10 Patriot Act Notice. Bank hereby notifies Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “ Patriot Act “), it is required to obtain, verify and record information that identifies the Borrower, which information includes name and address and other information that will allow Bank, as applicable, to identify the Borrower in accordance with the Patriot Act.

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20.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

FORCE10 NETWORKS, INC.

By:	/s/ W.R. Zerella
Title:	CFO

EAST WEST BANK

By:	/s/ Dennis He
Title:	Relationship Manager

21.

FIRST AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement is entered into as of January 14, 2011 (the “Amendment”), by and between East West Bank (“Bank”) and Force10 Networks, Inc. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of September 30, 2010, as amended from time to time (the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.          The following definition in Section 1.1 of the Agreement is amended in its entirety to read as follows:

“Equipment Advance Maturity Date” means October 31, 2013.

2.          The first sentence of Section 2.1(b)(i) of the Agreement is amended in its entirety to read as follows:

Subject to and upon the terms and conditions of this Agreement, Bank agrees to make one or more Equipment Advances to Borrower at any time from the date hereof through January 31, 2011 (the “Draw Period”).

3.          Section 6.4 of the Agreement is amended in its entirety to read as follow:

6.4          Modified EBITDA. Measured on a quarterly basis, Borrower shall achieve a minimum Modified EBITDA on a rolling two quarter basis of at least the following:

For quarter ending December 31, 2010: ($7,600,000)

For quarter ending March 31, 2011: ($5,000,000)

For quarter ending June 30, 2011: ($600,000)

For quarter ending September 30, 2011: $800,000.

  For fiscal years 2012 and beyond, Borrower shall achieve a minimum Modified EBITDA as of the end of each quarter as are reasonably determined by Bank based on Borrower’s Financial Plan for such year and consistent with the methodology used to determine the minimum Modified EBITDA amounts set forth above.

4.          Exhibit D to the Agreement is replaced in its entirety with Exhibit D attached hereto.

5.          Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

6.          Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

7.        This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument...

8.        As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

  (a)        this Amendment, duly executed by Borrower;

  (b)        a fee equal to $1,500, plus an amount equal to all Bank Expenses incurred through the date of this Amendment; and

  (c)        such other documents, and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

FORCE10 NETWORKS, INC.

By:	/s/ W R Zerella

Title:	CFO

EAST WEST BANK

By:	/s/ Dennis He

Title:	Vice President

SECOND AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This Second Amendment to Loan and Security Agreement is entered into as of May 5, 2011 (the “Amendment”), by and between East West Bank (“Bank”) and Force10 Networks, Inc. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of September 30, 2010, as amended from time to time, including that certain First Amendment Loan and Security Agreement dated as of January 14, 2011, as amended from time to time (the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.	Section 6.4 of the Agreement is amended in its entirety to read as follow:

6.4     Modified EBITDA. Measured on a quarterly basis, Borrower shall achieve a minimum Modified EBITDA on a rolling two quarter basis of at least the following:

For quarter ending December 31, 2010: ($7,600,000)

For quarter ending March 31, 2011: ($8,500,000)

For quarter ending June 30, 2011: ($5,300,000); and

For quarter ending September 30, 2011: ($1,200,000).

For fiscal years 2012 and beyond, Borrower shall achieve a minimum Modified EBITDA as of the end of each quarter as are reasonably determined by Bank based on Borrower’s Financial Plan for such year and consistent with the methodology used to determine the minimum Modified EBITDA amounts set forth above.

2.     Exhibit D to the Agreement is replaced in its entirety with Exhibit D attached hereto.

3.     Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

4.     Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

5.     This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument...

6.     As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)     this Amendment, duly executed by Borrower;

(b)     a fee equal to $1,250, plus an amount equal to all Bank Expenses incurred through the date of this Amendment; and

(c)     such other documents, and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

FORCE10 NETWORKS, INC.

By:	/s/ William Zerella

Title:	CFO

EAST WEST BANK

By:	/s/ Dennis He

Title:	Vice President

EXHIBIT D
COMPLIANCE CERTIFICATE

Borrower:	Force10 Networks, Inc.	Lender:	Technology & Commercial Banking Group
	350 Holger Way		2350 Mission College Blvd, #988
	San Jose, CA 95134		Santa Clara, CA 95054
Loan Number:	30090057
Commitment:	$3,000,000	Account Officer:	Dennis He
	Equipment Term Loan	Portfolio Manager:	Linda Lee

The undersigned is authorized Officer of  Force10 Networks, Inc  hereby certifies that in accordance with the terms and conditions of the Loan & Security Agreement dated  September 30, 2010, (i) the Borrower is in complete compliance for the period ended __________ of all required terms and conditions except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistent from one period to the next except as explained in an accompanying letter of footnotes.

Please indicate compliance status by circling Met/Not Met under “Complies” column.

REPORTING COVENANTS	REQUIRED	COMPLIANCE
Annual CPA Audited Financial Statements with an unqualified opinion	w/in 90 days from FYE	MET/NOT MET

Annual Board-approved Financial projections for the upcoming year commensurate with those provided to venture capital investors	w/in 60 days from FYE	MET/NOT MET

Quarterly Company prepared Financial Statements	w/in 45 days from Quarter end	MET/NOT MET

Quarterly Compliance Certificate	w/in 45 days from Quarter end	MET/NOT MET

FINANCIAL COVENANTS	REQUIRED	ACTUAL	COMPLIES

Minimum Quarterly Modified EBITDA on a quarter basis:

(a) For the Quarter ending 12/31/10	$(7,600,000)		MET/NOT MET

(b) For the Quarter ending 03/31/11	$(8,500,000)		MET/NOT MET

(c) For the Quarter ending 06/30/11	$(5,300,000)		MET/NOT MET

(d) For the Quarter ending 09/30/11	$(1,200,000)		MET/NOT MET

**(defined as EBITDA plus all non-cash items such as “Stock Based Compensation”, “Non-Cash Restructuring Plan”, and others )

OTHERS:
1) EWB shall be advised as far in advance as possible, but no less than 15 days after, any planned changes in key management of the Borrower	YES/NO
2) Material Adverse Change Clause:
—A material impairment in the perfection or priority of the Bank’s first priority lien on the Financial Equipment	YES/NO
—A material impairment of the prospect of repayment of any portion of the Obligations occurs	YES/NO
—A material adverse change in the business, operation or condition (financial or otherwise) of the Borrower occurs	YES/NO

Comments regarding exceptions:

Sincerely,

By:

Name:

Title: